EXHIBIT 10.1

REAL ESTATE PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS
by and between
WICHITA MOB FUND I LLC,
a Delaware limited liability company
(“Seller”)
and
GAHC3 WICHITA KS MOB, LLC,
a Delaware limited liability company
(“Buyer”)

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7.2 Condemnation	26
Article VIII. REAL ESTATE COMMISSION	27
Article IX. MISCELLANEOUS	27
9.1 Entire Agreement; Third Party Beneficiaries	27
9.2 Binding on Successors and Assigns	27
9.3 Assignment by Buyer	27
9.4 Waiver	28
9.5 Governing Law	28
9.6 Counterparts	28
9.7 Notices	28
9.8 Attorneys’ Fees	29
9.9 IRS Real Estate Sales Reporting	30
9.10 Time Periods	30
9.11 Modification of Agreement	30
9.12 Survival of Provisions after Closing	30
9.13 Further Instruments	30
9.14 Descriptive Headings; Word Meaning	30
9.15 Business Day	30
9.16 Construction of Agreement	30
9.17 Severability	30
9.18 Exclusivity	31
9.19 Section 1031 Exchange	31
9.20 Buyer’s Disclosures	31
9.21 REIT Status	31
9.22 Non-Solicitation	32
9.23 Board Approval	32
ESTOPPEL CERTIFICATE	5
EXHIBITS AND SCHEDULES
Exhibit “A”	Legal Description
Exhibit “B”	List of Tenant Leases
Exhibit “C”	Property Information
Exhibit “D”	As is Certificate
Exhibit “E”	Form Tenant Estoppel
Exhibit “F”	Deed
Exhibit “G”	Bill of Sale, Assignment and Assumption of Leases and Contracts
Exhibit “H”	Representation Letter
Exhibit “I”	Audit Inquiry Letter
Exhibit “J”	Post-Closing Escrow Agreement
Schedule 4.1.12	List of Contracts

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REAL ESTATE PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 24th day of July, 2014 (the “Effective Date”), by and between WICHITA MOB FUND I LLC, a Delaware limited liability company (“Seller”); GAHC3 WICHITA KS MOB, LLC, a Delaware limited liability company (“Buyer”); and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”).
RECITALS
I.    Seller owns fee simple title to certain real property located at 7111 East 21st Street, Wichita, Kansas 67206 and certain other assets as hereinafter described.
II.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined) on the terms and conditions contained in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I.
SALE OF PROPERTY
1.1    Property to Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement, the following (collectively, the “Property”):
1.1.1    Fee simple title to all of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”);
1.1.2    Fee simple title to all buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (collectively, the “Improvements” and together with the Land, the “Real Property”);
1.1.3    All leases, including any and all modifications of and amendments thereto, as reflected on Exhibit “B” attached hereto, with all persons leasing the Real Property or any part thereof (each, a “Tenant”) or hereafter entered into in accordance with the terms hereof prior to Closing (collectively, the “Tenant Leases”), together with all security deposits, other deposits held in connection with the Tenant Leases, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Tenant Leases;
1.1.4    Seller’s right, title and interest in and to: (i) any and all tangible personal property owned by Seller located on and/or used exclusively in connection with the Real Property, including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies (collectively, the “Tangible Personal Property”); (ii) any and all plans and specifications, architectural and/or engineering drawings; and (iii) any and all trade names used or utilized in connection with the Property, including, without limitation, the trade name “Primary Care Associates Medical Office Building” (collectively, the “Intangible Personal Property” and collectively with the Tangible Personal Property, the “Personal Property”);
1.1.5    Any and all warranties and guaranties relating to the Improvements (collectively, the “Warranties”);
1.1.6    All use, occupancy, building and operating licenses, permits, approvals, and development rights relating to the Property (collectively, the “Permits”);
1.1.7    All service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”); provided, however, and notwithstanding the foregoing, that Seller shall terminate effective at Closing, at Seller’s sole cost and expense, any Contracts that Buyer does not elect to assume pursuant to Section 3.4.
1.2    Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Eight Million Eight Hundred Thousand and No/100 Dollars ($8,800,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined in Section 1.4), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.
1.3    Deposit and Escrow.
1.3.1    Within three (3) Business Days of the Effective Date, Buyer shall deliver to Escrow Agent at the following address: 777 South Figueroa Street, Suite 400, Los Angeles, California 90017, attention: Brian Serikaku, telephone: (213) 271-1774, facsimile: (877) 398-1603, e-mail: bmserikaku@firstam.com, a deposit in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) (together with any interest thereon, the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties.
1.3.2    The Deposit shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer’s Approval Notice (as defined in Section 3.5), the Deposit shall not be returned to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be materially true and correct as of the Closing, (iii) a failure of a condition precedent set forth in

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Section 5.4, or (iv) any other reason that entitles Buyer to have the Deposit (less the Independent Contract Consideration, as defined in Section 1.3.3) returned as provided for herein. In the event Buyer shall elect to terminate or shall be deemed to have terminated this Agreement during the Due Diligence Period (as defined below), or as otherwise provided in this Agreement, the Deposit (and any interest accrued thereon) (less the Independent Contract Consideration) shall be returned to Buyer as provided in Section 3.6.
1.3.3    Independent Contract Consideration. One Hundred Dollars ($100.00) of the Deposit will be non-refundable to Buyer and shall be immediately distributed to Seller as independent consideration for Seller entering into this Agreement. Such independent consideration is fully earned by Seller, is non-refundable under any circumstances, but will be applied to the Purchase Price at Closing.
1.4    Closing Date. The consummation of the purchase and sale of the Property (the “Closing”) shall take place through an escrow with Escrow Agent on the day which is fifteen (15) days after the expiration of the Due Diligence Period (as defined in Section 3.2) (as the same may be held earlier or extended in accordance herewith, the “Closing Date”).
ARTICLE II.
TITLE AND SURVEY
2.1    Title and Survey. Within three (3) Business Days after the Effective Date, Seller shall, at its sole cost and expense, provide to Buyer a preliminary title report or commitment (the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title. Buyer may, in its sole and absolute discretion and at its sole cost and expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”), and (ii) order a survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).
2.2    Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following matters: (i) current, non-delinquent real estate taxes and assessments; (ii) the matters set forth in the Preliminary Report and permitted by Buyer, in Buyer’s sole and absolute discretion, as part of the Title Policy (as defined below); and (iii) any other matters approved in writing by Buyer, in Buyer’s sole and absolute discretion (collectively, the “Required Title Condition”); provided however, that if Buyer fails to object, in writing, to any matters set forth in the Preliminary Report and/or reflected on or missing from the Survey prior to the fifth (5th) Business Day prior to the expiration of the Due Diligence Period (as defined in Section 3.2 below), such matters shall be deemed approved by Buyer, and the Property may be conveyed to Buyer subject to such matters, except as otherwise provided herein (the “Permitted Defects”). Within four (4) Business Days after the date on which Seller receives notification from Buyer of any objections to matters set forth on the Preliminary Report and/or reflected on or missing from the Survey (each, an “Unpermitted Defect”), Seller shall advise Buyer in writing whether Seller intends to cure any such Unpermitted Defect in the manner specified below and, if so, Seller shall thereupon promptly proceed to cure such Unpermitted Defect. If Seller declines to cure any such Unpermitted Defect, or if Seller is unable on or prior to the Closing Date to cure such Unpermitted Defect to Buyer’s reasonable

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satisfaction, then Buyer shall, within three (3) business days of receipt of notice of Seller’s election not to cure, or notice of Seller’s failure to cure (as applicable), at its option, (a) waive such Unpermitted Defect by proceeding to Closing as provided in this Agreement and such defects shall become Permitted Defects, or (b) terminate this Agreement in writing, in which event the Deposit (less the Independent Contract Consideration) shall be returned to Buyer within one (1) Business Day after such termination and each party shall thereupon be released from all further obligations hereunder (except as otherwise provided herein). Notwithstanding anything contained in this Section 2.2 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy, at or prior to Closing, (i) all deeds of trust or mortgages affecting title to the Property, and ancillary documents related to such deeds of trust or mortgages (such as financing statements and assignments of leases and rents); and (ii) all other monetary encumbrances affecting the Property evidenced by deeds of trust or mortgages, tax liens, judgments, mechanics’ liens and/or other liens or charges arising out of the acts of Seller [(i) and (ii) are hereinafter collectively referred to as “Monetary Liens”]. Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge any Monetary Liens at Closing.
ARTICLE III.
INSPECTION AND DUE DILIGENCE PERIOD
3.1    Access and Inspections.
3.1.1    From and after the Effective Date through the Closing, Buyer, personally or through its authorized agent or representatives, shall be entitled to enter upon the Property and shall have the right to make such investigations, including appraisals, tenant interviews, interviews of government officials, engineering studies, soil tests, environmental studies (including a Phase I environmental site assessment) and underwriting analyses, as Buyer deems necessary or advisable. In connection with Buyer’s the foregoing, Buyer may access the Property upon reasonable notice to Seller and subject to Seller’s right to have a representative present at all such inspections; provided that, Buyer acknowledges and agrees that (i) any on-site inspections and examinations of the Property shall be subject to the rights of the tenants and shall be performed during normal business hours in a manner to minimize interference with the operation of Tenant’s business at the Property; (ii) Buyer shall promptly repair any damage to the Property or any adjacent property(ies) caused by any actions of Buyer or Buyer’s representatives and shall restore the Property to substantially the same condition which existed immediately prior to such damages; (iii) Buyer must obtain Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion (and which consent, if granted, may be subject to such conditions as Seller may require in its sole discretion), for the performance by Buyer or its authorized agents of any invasive or intrusive environmental testing beyond what is industry standard for a Phase I environmental site assessment, including but not limited to any drilling or soil borings of the surface of the Real Property or the installation of any monitoring wells thereon; and (iv) Buyer indemnifies and holds Seller harmless from and against any damage, injury, claim or lien caused by the activities of Buyer or its agents or representatives on the Property, except that Buyer will have no obligation to indemnify Seller as a result of the discovery or presence of any pre-existing conditions, including any hazardous materials, unless such condition was materially exacerbated solely as a result of the gross negligence or intentional act of Buyer or Buyer’s agents or representatives. Buyer shall furnish Seller on or prior to any entry onto the Property by Buyer or or its agents a certificate of general liability and property

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damage insurance with limits maintained by Buyer, evidencing single occurrence coverage of at least $1,000,000 per occurrence (and aggregate coverage of at least $2,000,000) and naming Seller as an additional insured. The foregoing indemnity and insurance obligations of Buyer shall survive Closing or any earlier termination of this Agreement.
3.1.2    Seller shall, at Seller’s expense, turn on, run, and maintain, without any interruption in service, electrical power and all utilities to the Property (including, without limitation, plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof.
3.2    Due Diligence Period. Buyer shall have from the Effective Date until the date that is thirty (30) days from the Effective Date (the “Due Diligence Period”) to physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3.
3.3    Items to Be Provided by Seller. No later than three (3) Business Days after the Effective Date, Seller shall deliver to Buyer copies of all of the information set forth on Exhibit “C” that is in Seller’s possession (collectively, the “Property Information”). With regard to Property Information prepared by Seller, Seller agrees that such Property Information shall be accurate and complete. With regard to Property Information prepared by third parties, Seller agrees to provide complete copies of the Property Information and that Seller has not received any written notice of its inaccuracy. Seller shall either (i) deliver to Property Information to: Attention: Phil Han, telephone: (949) 270-9224, facsimile: (949) 474-0442, e-mail: phan@ahinvestors.com, or (ii) make the Property Information available to Buyer and Buyer’s representatives through an electronic data room.
3.4    Service Contracts. Buyer shall not be required to assume any Contract of Seller at Closing. Effective as of the Closing Date, Seller, at Seller’s sole cost and expense, shall terminate any Contracts that Buyer does not elect to assume, in Buyer’s sole and absolute discretion, by written notification to Seller prior to the expiration of the Due Diligence Period. Notwithstanding anything to the contrary contained herein, Seller shall terminate, at Seller’s sole cost and expense, any and all leasing commission agreements and management agreements affecting the Property effective on or before the Closing Date.
3.5    Buyer’s Possible Early Termination. Buyer shall have the right to approve or disapprove, in Buyer’s sole and absolute discretion, the Property, the Property Information, or any other matter whatsoever regarding the Property. At any time prior to or on the expiration of the Due Diligence Period, Buyer may provide written notice to Seller disapproving the Property for purposes of this Article III (a “Disapproval Notice”). Unless Buyer provides Seller with a written notice of its approval of the Property (an “Approval Notice”) prior to or on the expiration of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. Notwithstanding anything herein to the contrary, an Approval Notice shall not be deemed to be a waiver by Buyer of any other rights of termination it may have as set forth herein.

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3.6    Consequences of Buyer’s Early Termination. Unless Buyer provides an Approval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period. If Buyer provides a Disapproval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the giving of such notice. In the event of either of the foregoing, the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement). Escrow Agent shall pay the entire Deposit (less the Independent Contract Consideration) to Buyer not later than one (1) Business Day following termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit (less the Independent Contract Consideration) shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Article III, despite any objection or potential objection by Seller.
ARTICLE IV.
REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Seller’s Representations. Seller warrants and represents to Buyer as follows:
4.1.1    Seller is a limited liability company validly formed and in good standing in the State of Delaware and qualified to do business in the State of Kansas. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
4.1.2    Seller owns fee simple title to the Real Property. To Seller’s knowledge, there are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein, and there are no unrecorded or undisclosed documents or other matters which affect title to the Property other than the Tenant Leases. Subject to the Tenant Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.
4.1.3    Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
4.1.4    Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on

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OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.1.5    No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.
4.1.6    There are no actions, suits or proceedings pending, or, to Seller’s knowledge, threatened against (i) the Property or any portion thereof, or (ii) Seller.
4.1.7    Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.1.8    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the limited liability company agreement of Seller or any other agreement or instrument to which Seller is a party or by which all or any part of the Property is bound or (b) any law or any order, writ, injunction or decree of any court or governmental authority, (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument, or (iii) violates any restriction, requirement, covenant or condition to which all or any part of the Property is bound.
4.1.9    Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property.
4.1.10    There are no pending or, to Seller’s knowledge, threatened condemnation proceedings relating to the Property.
4.1.11    Seller has delivered or made available to Buyer true and complete copies of the Tenant Leases. The list of Tenant Leases set forth on Exhibit “B” attached hereto is true, correct and complete. Each of the Tenant Leases is in full force and effect. Seller is “landlord” or “lessor” under the Tenant Leases and is entitled to assign to Buyer, without the consent of any party, the Tenant Leases. The Rent Roll provided to Buyer pursuant to Section 3.3, as updated pursuant to Section 5.6.4, is true, correct, and complete. There are no rights to renew, extend or terminate the Tenant Leases or expand any Tenant Lease premises, except as shown in the Rent Roll and the Tenant Leases. There is no Tenant Lease which provides that Tenant pays rent in the form of percentage rent. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. To Seller’s knowledge, neither Seller

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nor any tenant is in default under its respective Tenant Lease, and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any of the Tenant Leases by any party. To Seller’s knowledge, no tenant has asserted any written claim of offset or other defense in respect of its or Seller’s obligations under its respective Tenant Lease. To Seller’s knowledge, no Tenant has (i) filed for bankruptcy or taken any similar debtor-protection measure, (ii) defaulted under its Tenant Lease, (iii) discontinued operations at the Property or (iv) given notice of its intention to do any of the foregoing.
4.1.12    Seller has delivered or made available to Buyer true and complete copies of all Contracts. The list of Contracts set forth on Schedule 4.1.12 is true, current and complete. Seller has not, within the last year, received any written notice of any default under any Contract that has not been cured or waived.
4.1.13    There are no tenant improvement allowances, tenant improvement obligations of landlord, leasing commissions and/or rent concessions with respect to any Tenant Lease, except as shown in the Rent Roll.
4.1.14    Seller has not received any written notice from, and, to Seller’s knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property. Seller is not in default under any such document, nor, to Seller’s knowledge, is any other party subject to any such document.
4.1.15    Seller has not received any written notice from, and, to Seller’s knowledge there no grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived. To Seller’s knowledge, Seller and the Property are in compliance with all applicable federal, state, county and municipal laws, codes, rules and/or regulations.
4.1.16    To Seller’s knowledge, the Property is properly zoned for its current use. There is no pending or, to Seller’s knowledge, threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property. To Seller’s knowledge, there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.
4.1.17    To Seller’s knowledge, the Property contains sufficient parking in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants.
4.1.18    Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.
4.1.19    Except as detailed in the Property Information provided by Seller to Buyer, to Seller’s knowledge, there are no Hazardous Materials (as defined below) stored on,

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incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. § 6901, et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Seller has received no notice that the Property or any portion thereof contains any form of toxic mold. No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service, and to the best of Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.
4.1.20    There are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at the Closing or placed in escrow pursuant to the provisions of this Agreement.
4.1.21    Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with. The Property is currently insured at commercially reasonable levels for like assets in the geographical vicinity of the Property.
4.1.22    Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with, nor does Seller have any knowledge that Seller is not in compliance with, all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements. With respect to the Property, to Seller’s knowledge, Seller has timely filed all

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reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.
4.1.23    There are no on-site employees of Seller at the Property, and upon the Closing Date, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Property.
4.1.24    Seller has not withheld any information within its possession or of which it is actually aware regarding the Property that would reasonably be considered by an experienced purchaser to be material to that purchaser’s decision to acquire the Property.
4.1.25    All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Closing, the foregoing representations and warranties of Seller shall be remade as of the Closing Date, and Seller has not failed to disclose any fact to Buyer necessary to make the statements herein or otherwise provided in connection with the transactions contemplated hereunder not misleading and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if (i) there occurs any material adverse change known to Seller in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date, (ii) any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented, or (iii) any event or condition known to Seller occurs prior to the Closing, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.
4.1.26    Seller represents and warrants to Buyer that all of the Property Information in Seller’s possession has been made available to Buyer on or prior to the date that is no later than three (3) Business Days after the Effective Date.
4.1.27    As used herein, “to Seller’s knowledge” shall be deemed to mean the knowledge of Mike Belew. Seller represents and warrants to Buyer that Mike Belew is the individual who is most knowledgeable regarding each of the above statements which are qualified by the phrase “to Seller’s knowledge”. Further, any of the above statements on behalf of the Seller that are qualified by the phrase “to Seller’s knowledge” or “Seller has no knowledge” or similar phrases shall mean, and are intended to indicate, that (i) no information has come to the attention of the Seller which would give the Seller actual knowledge of the existence or absence of such facts, conditions or circumstances; (ii) Seller’s “knowledge” includes Seller’s actual knowledge as of the date of execution of this Agreement and excludes any imputed or constructive knowledge respecting the existence or absence of any such facts, circumstances or conditions; and (iii) Seller has not made, and is not required to make, any independent investigation of the facts.
4.2    Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:

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4.2.1    Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.
4.2.2    Buyer has full right, power and authority and is duly authorized to enter into this Agreement and, as of the Closing Date, to perform each of these covenants to be performed by Buyer hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
4.2.3    The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Buyer is a party. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
4.3    Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive for a period of twelve (12) months following the Closing Date.
4.4    Property Conveyed “As Is”. Except as may be otherwise expressly provided herein, in the exhibits attached hereto and in the documents to be executed and delivered by Seller to Buyer at Closing, Buyer acknowledges and agrees that Buyer is acquiring the Property subject to all existing laws, ordinances, rules and regulations, and that neither Seller nor any of Seller’s agents, representatives and attorneys (collectively, “Seller’s Agents”) have made any warranties, representations or statements regarding the availability of any approvals, or the laws, ordinances, rules or regulations of any governmental or quasi-governmental body, entity, district or agency having authority with respect to the ownership, possession, development, occupancy, condition and/or use of the Property except as expressly provided herein. Buyer moreover acknowledges that: (i) Buyer is a sophisticated investor, knowledgeable and experienced in the financial and business risks attendant to an investment of real property and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Property, (ii) that Buyer has entered into this Agreement with the intention of relying upon its own or its experts investigation of the physical, environmental, economic and legal condition of the Property, including, without limitation, the compliance of the Property with laws and governmental regulations and the operation of the Property, and (iii) that Buyer is not relying on any representations and warranties made by Seller or anyone acting or claiming to act on Seller’s behalf concerning the Property except as expressly provided herein in Section 4.1. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Except as otherwise expressly set forth herein, Buyer shall purchase the Property in its “As-Is, Where Is” condition on the Closing Date and assumes the

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risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its investigations. Buyer has or will independently investigate and verify to Buyer’s satisfaction the extent of any limitations of uses of the Property. At Closing, Buyer shall execute and deliver to Seller the As-Is Certificate attached hereto as Exhibit “D”.
4.5    Seller Covenants Prior to Closing.
4.5.1    Leasing Activities; Work. Seller shall not, from and after the Effective Date, enter into any lease affecting the Property or any modification or amendment thereto, or consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion. From and after the Effective Date, Seller shall copy Buyer on any and all correspondence received from or sent to tenants regarding the Tenant Leases, including any notices from Tenants regarding work or alterations by Tenants. From and after the Effective Date, Seller shall not undertake any construction, repairs, alterations or improvements to the Property, nor order materials for installation on the Property, in each case costing in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00), without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion unless Seller agrees in writing to discharge any liens arising from such work or materials. From and after the Effective Date, to the extent Seller has such rights under the applicable Tenant Lease, Seller shall not authorize any Tenant to undertake any construction, repairs, alterations or improvements to the Property, nor order materials for installation on the Property, without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion unless Seller agrees in writing to discharge any liens arising from such work or materials. From and after the Effective Date, Seller shall, and shall (as to any such work authorized by landlord) cause Tenants to, promptly pay for any such work or materials, obtain lien waivers from contractors, subcontractors, or suppliers performing such work or supplying such materials, and take all other actions necessary to avoid a lien being placed on the Property prior to Closing.
4.5.2    Property Contracts. Seller shall not, from and after the Effective Date, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole and absolute discretion.
4.5.3    Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements of any mortgage or deed of trust affecting the Property.
4.5.4    Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

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4.5.5    Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the day which is ten (10) days after the end of each month, commencing with the month during which the Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date.
4.5.6    Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.
4.5.7    Continued Performance. Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date. Further, Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller that occurs prior to Closing and causes a change in the facts relating to, or the accuracy of, any of the representations or warranties of Seller contained in this Agreement.
4.5.8    Cooperation with S-X 3-14 Audit and Comfort Letter. Seller acknowledges that that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”).  Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Buyer and Registered Company in preparing the SEC Filings, the Seller covenants and agrees no later than five (5) Business Days after the Effective Date, Seller shall provide Buyer and the Registered Company with the following information (to the extent such items are not duplicative of items contained in the Property Information): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period. In addition, no later than five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer: (1) a signed representation letter in the form attached hereto as Exhibit “H”; (2) a signed audit request letter in the form attached hereto as Exhibit “I”; and (3) a signed audit response letter from Seller’s attorney as called for, and containing the information described in, Exhibit “I”. In the event Buyer’s auditors are required to produce a comfort letter and the auditors require supporting financial documentation for such comfort letter, Seller agrees to reasonably cooperate to provide such documentation in response to reasonable requests for such documentation; provided, however, Seller shall only be required

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to produce documentation in its possession, Seller shall not be required to make any representations or warranties regarding the documentation, and Buyer shall reimburse Seller for any actually incurred out-of-pocket costs in producing such documentation. Buyer acknowledges that Seller does not have audited financial statements. Buyer agrees that it will only require Seller to audit its financials if such audit is requested by the Securities and Exchange Commission, and Buyer will pay the actual expenses associated with such audit of Seller’s financials.
4.6    Indemnifications.
4.6.1    Seller’s Indemnity. In addition to any other applicable rights under this Agreement, from and after Closing, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to: (i) the ownership, maintenance, or operation of the Property and accruing prior to Closing and first becoming known to Buyer after Closing; (ii) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder which first becomes known to Buyer after Closing; (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or arose or is alleged to have occurred or arisen prior to Closing and which is not solely due to actions taken by Buyer and which first becomes known to Buyer after Closing; or (iv) the breach of any representation or warranty of Seller contained in this Agreement which first becomes known to Buyer after Closing. The indemnities set forth in this Section shall survive Closing without limitation; provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.
4.6.2    Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, from and after Closing, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to: (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur entirely after the Closing; (ii) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder which first becomes known to Seller after Closing; (iii) any liability arising because of a breach of lease, breachof contract or other matter related to the Property which occurred or is alleged to have occurred after Closing and which is not due to actions taken by Seller; or (iv) the breach of any representation, warranty or covenant of Buyer contained in this Agreement which first becomes known to Seller after Closing. The indemnities set forth in this Section shall survive

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Closing without limitation; provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.
ARTICLE IV.
CLOSING
5.1    Escrow Agent. The Closing shall occur through the escrow opened at Escrow Agent. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.
5.2    Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified; (ii) state the modification in full; and (iii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent. Upon receipt of the Agreement, Escrow Agent shall acknowledge the opening of escrow as described below and its agreement to act as the Escrow Agent hereunder by: (1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent to Seller and Buyer.
5.3    Closing. The Closing shall take place on the Closing Date, as the same may be adjusted, provided all conditions to the Closing have been satisfied or duly waived.
5.4    Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller, in Buyer’s sole and absolute discretion.
5.4.1    Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.
5.4.2    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained estoppel certificates executed by each Tenant (each, a “Tenant Estoppel”) leasing 3,000 square feet or more (each, a “Major Tenant”) and by Tenants leasing, collectively, at least eighty-five percent (85%) of the leased square footage of the Improvements. Each estoppel certificate shall be in a form substantially similar to Exhibit “E” attached hereto, and in addition, no later than two (2) Business Days prior to the date on which Seller intends to distribute the estoppelcertificates to the Tenants for their completion, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Such estoppel certificates shall be consistent with the respective Tenant Lease, shall not reveal any default by Seller and/or Tenant, any right to offset rent by the Tenant, or any claim of the same, be dated no earlier than thirty (30) days prior to Closing and shall be

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otherwise reasonably acceptable to Buyer. Seller shall use commercially reasonable efforts to obtain each Tenant Estoppel.
5.4.3    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant, declaration and/or reciprocal easement agreement of record, which estoppel certificate shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Preliminary Report; (iii) confirm that there are no defaults by Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; (vi) be dated no earlier than thirty (30) days prior to Closing; and (vii) be otherwise reasonably acceptable to Buyer. Seller shall use commercially reasonable efforts to obtain each such estoppel certificate.
5.4.4    On the Closing Date, all of the representations and warranties of Seller set forth in Article IV hereof shall be true, accurate and complete.
5.4.5    At Closing, the Title Company shall issue to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Property in an amount equal to the Purchase Price, conforming to the Required Title Condition set forth in Section 2.2 above, subject to the Permitted Defects, and containing such endorsements as Buyer shall have reasonably required.
5.4.6    There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.
5.4.7    No Major Tenant shall be in default under its Lease. No Major Tenant shall have given notice that it is terminating a Tenant Lease prior to the termination date stated in such Tenant Lease. No Major Tenant shall have filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.
5.4.8    There shall be no change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.
5.4.9    Except as disclosed in the Property Information, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (a) that relates to the Property and affects the Property after the Closing Date or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance (subject to commercially reasonable deductibles paid Seller) and Seller provides a written commitment to assign all proceeds therefrom to Buyer and add Buyer as an additional insured party under such insurance policy.
5.4.10    As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against

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Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
5.4.11    Seller shall have caused all material warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers that are assignable to be assigned to Buyer effective as of the Closing Date.
The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer in writing, in Buyer’s sole and absolute discretion. Buyer shall provide Seller with written notice of any failure to satisfy or perform any condition set forth in this Section 5.4, and Seller shall have five (5) days from receipt of such notice to cure such failure. The Closing Date shall be postponed by the number of days it takes Seller to effectuate such cure. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. In the event of a failure to satisfy the conditions precedent set forth in this Section 5.4 or in the event that Buyer believes, in good faith, that any condition will not be timely satisfied, Buyer may terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit (less the Independent Contract Consideration) shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of the failure of any condition set forth in this Section 5.4, if such failure constitutes a breach or default of Seller’s covenants, representations or warranties, Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.
5.5    Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.
5.5.1    Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.
5.5.2    On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true and correct.
5.5.3    Buyer’s delivery to Escrow Agent, by wire transfer of immediately available federal funds, the balance of the Purchase Price, in accordance with Section 1.2 above, on or before 12:00 p.m. the day of Closing.

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5.5.4    Such evidence of the authority and capacity of Buyer and its representatives as Seller or Escrow Agent may reasonably require.
The conditions set forth in this Section 5.5 are solely for the benefit of Seller and may be waived only by Seller in writing, in Seller’s sole and absolute discretion. Seller shall provide Buyer with written notice of any failure to satisfy or perform any condition set forth in this Section 5.5, and Seller shall have five (5) days from receipt of such notice to cure such failure. The Closing Date shall be postponed by the number of days it takes Buyer to effectuate such cure. At all times Seller has the right to waive any condition by giving written notice of such waiver to Buyer and Escrow Agent. Such waiver or waivers must be in writing to Buyer. In the event of a failure to satisfy the conditions precedent set forth in this Section 5.5 or in the event that Seller believes, in good faith, that any condition will not be timely satisfied, Seller may terminate the entirety of this Agreement upon written notice to Buyer, in which event the entire Deposit shall be promptly paid to Seller and the parties shall have no further obligations, except those which expressly survive termination of this Agreement.
5.6    Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:
5.6.1    A duly executed and acknowledged Special Warranty Deed, that conveys title to the Real Property in favor of Buyer, subject to the Permitted Defects, in substantially the same form as Exhibit “F” attached hereto and that is otherwise recordable in the jurisdiction where the Property is located;
5.6.2    Two (2) counterpart originals of a bill of sale, assignment and assumption of leases and contracts duly and originally executed by Seller, in substantially the form attached hereto as Exhibit “G,” which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the: (i) the Personal Property; (ii) Tenant Leases; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement (the “Bill of Sale”).
5.6.3    Originals of the Approved Tenant Estoppels and complete original or copies of Tenant Leases (with all amendments and modifications thereto) relating to the Property.
5.6.4    One (1) original updated Rent Roll certified by Seller as being true and accurate as of the Closing Date.
5.6.5    All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each tenant, including all applications, correspondence and credit reports.
5.6.6    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.
5.6.7    A Tenant Notice (as defined below) for each Tenant Lease.

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5.6.8    Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; and/or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.
5.6.9    Originals of all documents in the possession of Seller relating to the operation of the Property including all operating statements, permits, licenses, approvals, plans, specifications, guaranties and/or warranties.
5.6.10    A duly executed Closing Statement (as defined below) reflecting the adjustments and prorations required by this Agreement.
5.6.11    Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of Seller and its respective constituent owners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.
5.6.12    Post-Closing Escrow Agreement. Two (2) originals of the Post-Closing Escrow Agreement (as defined in Section 5.12 below), duly executed by Seller.
5.6.13    Master Lease. One (1) original of the Master Lease (as defined in Section 5.13 below), duly executed by Seller.
5.6.14    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.7    Buyer’s Deliveries. At the Closing or on the date otherwise specified below, Buyer shall deliver or cause to be delivered to Seller, at Buyer’s sole expense, each of the following items:
5.7.1    Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any prorations or credits required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.
5.7.2    Two (2) counterpart originals of the Bill of Sale duly and originally executed by Buyer, and a duly executed Closing Statement.
5.7.3    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.
5.7.4    Post-Closing Escrow Agreement. Two (2) originals of the Post-Closing Escrow Agreement, duly executed by Buyer.

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5.7.5    Master Lease. One (1) original of the Master Lease, duly executed by Buyer.
5.7.6    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.8    Costs, Prorations and Credits.
5.8.1    Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and, except as otherwise provided herein, all documents required to settle the transaction contemplated hereby. Except as otherwise provided herein, Buyer shall pay all costs associated with its investigation of the Property, including the cost of UCC Searches, appraisals, architectural, engineering, credit and environmental reports. Seller shall pay: (i) one-half (½) of Escrow Agent’s fees, costs and expenses, (ii) the premium for the Title Policy for the Property, (iii) all costs associated with the cure or removal of any title objections by Buyer that Seller is obligated or agrees to remove or cure (“Curative Costs”), and (iv) all transfer taxes, if any. Buyer shall pay: (i) one-half (½) of Escrow Agent’s fees, costs and expenses, (ii) the cost of the Survey, (iii) all charges, premiums and fees for any and all endorsements to the Title Policy other than Curative Costs, (iv) all mortgage taxes, if any, and (v) a credit to Seller to pay the costs charged by Seller’s attorney to provide the audit response letter further described below in Section 4.5.8, in an amount not to exceed Two Thousand and No/100 Dollars ($2,000.00). All Closing costs not described above shall be borne by Seller and Buyer, respectively, in the matter customarily borne by sellers and buyers, respectively, of real property in the county in which the Real Property is located.
5.8.2    Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this Section 5.8.2. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.
(a)    Rents. Buyer will receive a credit at Closing for all rents under Tenant Leases collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date;

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provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.
(b)    CAM Expenses. To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Tenant Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Tenant Lease. Seller shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e., property taxes, where a proration was based upon an estimate for the year of Closing, a post closing “true up” will be performed for the actual expense to determine Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM Charges “true up” necessary to the extent that any Tenant Lease provides for a “true up”.
(c)    Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing, except that if prior to the end of the Due Diligence Period Seller has applied for a property tax refund or has appealed the county assessor’s valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period.
(d)    Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.
(e)    Operating Expenses. All operating expenses (including all charges under the Contracts and agreements assumed by Buyer) shall be prorated, and as to each

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service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.
(f)    Items Not Prorated. Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (ii) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (iii) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 5.8.2(e).
(g)    Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.
5.8.3    Credits.
(a)    Security Deposits, Rent Concessions, Tenant Improvement Allowances and Other Tenant Credits. Buyer shall receive a credit at Closing from Seller in the amount of the sum of: (i) the tenant deposits under the Tenant Leases; (ii) any and all rent concessions which related to the current terms of the Tenant Leases and are unpaid, unapplied and/or unutilized; and (iii) any and all tenant improvement allowances which relate to the current terms of the Tenant Leases and are unpaid, unapplied and/or unutilized. As used in the foregoing, “current terms” shall not be construed to include any renewal periods unless a tenant is in a renewal period as of Closing.
(b)    Leasing Commissions. Buyer shall receive a credit at Closing from Seller in the amount of any and all leasing commissions which relate to the current term of the Tenant Leases and are unpaid.
5.8.4    Calculation / Re-prorations. Seller shall prepare and deliver to Buyer no later than three (3) Business Days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the

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basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement.” If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty five (60) days after the Closing Date (except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty five (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
5.8.5    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section 5.8.5.
5.8.6    Survival. The provisions of this Section 5.8 shall survive the Closing.
5.9    Distribution of Funds and Documents. At the Closing, Escrow Agent shall do each of the following:
5.9.1    Payment of Encumbrances. Pay the amount of those Monetary Liens that are not permitted as part of the Required Title Condition or Permitted Defects, utilizing proceeds of the Purchase Price to which Seller shall be entitled upon Closing and funds (if any) deposited in Escrow by Seller.
5.9.2    Distribution of Funds. Deliver (i) to Seller, or order, the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.
5.9.3    Delivery of Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient) as soon as such documents are available: (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party; and (iv) a fully executed original of each other closing document. Escrow Agent’s consent to this Agreement is Escrow Agent’s acknowledgment that Escrow Agent is irrevocably committed to insure the GAP

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with regard to the Title Policy, in which case Escrow Agent may disburse closing funds prior to recording.
5.10    Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.
5.11    Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Tenant Leases and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each tenant affected by the sale and purchase of the Property and properly addressed to each tenant. Such notice shall be prepared by Seller, at Seller’s sole cost and expense, and approved by Buyer, in its reasonable discretion, and shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law (each, a “Tenant Notice”). Unless a different procedure is required by applicable law, in which event such law shall be controlling, Seller agrees to transmit or otherwise deliver such letters to the tenants under the Tenant Leases promptly after the Closing.
5.12    Holdback. At Closing, Escrow Agent shall withhold, for a period of six (6) months following the Closing Date, from proceeds which would otherwise be distributed to Seller, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Holdback”). The Holdback shall be held and disbursed by Escrow Agent in compliance with a post-closing escrow agreement to be executed and delivered at Closing by Buyer, Seller and Escrow Agent in the form attached hereto as Exhibit “J” (the “Post-Closing Escrow Agreement”).
5.13    Master Lease. At Closing, the parties shall enter into a master lease under which Buyer shall master lease the approximately 3,037 square feet of space previously occupied by Physical Therapy Services at the Waterfront, L.L.C., for a period of sixty (60) months at the rent set forth below, in a form to be agreed to by the parties within thirty (30) calendar days after the Effective Date and to be executed and delivered at Closing by Buyer and Seller (the “Master Lease”):

Date	Monthly Rent	Annual Rent	Rent per Square Foot
5/1/2014 – 4/30/2015	$3,543.16	$42,517.92	$14.00
5/1/2015 – 4/30/2016	$3,596.31	$43,155.72	$14.21
5/1/2016 – 4/30/2017	$3,650.25	$43,803.00	$14.42
5/1/2017 – 4/30/2018	$3,705.00	$44,460.00	$14.64
5/1/2018 – 4/30/2019	$3,760.58	$45,126.96	$14.86
5/1/2019 – 6/30/2019	$3,816.99	$45,803.88	$15.08
In the event the parties have been unable to agree on the form of Master Lease within thirty (30) calendar days after the Effective Date despite their good faith efforts, and one or both parties desire to terminate this Agreement rather than waiving the condition of the Master Lease or continuing negotiations relating to the Master Lease, then either party may terminate this

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Agreement upon written notice to the other party. In such event, this Agreement shall terminate, the Deposit (less the Independent Contract Consideration) shall be returned to Buyer, and Seller and Buyer shall thereupon be discharged from any further liability to the other arising from this Agreement (except with respect to provisions of this Agreement which recite that they survive termination). Buyer shall not be entitled to reimbursement of out-of-pocket costs as described in Section 6.2(c)(2) in the event of termination under this section by either party.

ARTICLE VI.
TERMINATION AND DEFAULT
6.1    Buyer’s Default. If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, upon written notice from Seller to Buyer: (i) this Agreement shall terminate; (ii) the Deposit shall be paid to and retained by Seller as liquidated damages; and (iii) Seller and Buyer shall have no further obligations to each other, except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of such a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement after Seller has performed. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.
6.2    Seller’s Default.
6.2.1    If, prior to Closing, Seller is in default under this Agreement or causes the failure of a condition precedent set forth in Section 5.4 hereof that is (i) within Seller’s control and (ii) such failure is not cured within five (5) days of receiving written notice from Buyer, Buyer shall have the right to elect, in its sole and absolute discretion to:
(a)    Waive such failure and proceed to the Closing with no reduction in the Purchase Price.
(b)    Seek specific performance against Seller, so long as such action for specific performance is filed within ninety (90) days of Seller’s breach or default under this Agreement, in which event the Closing Date will be automatically extended as necessary for Buyer to prosecute such action. Notwithstanding the foregoing, if specific performance is made unavailable as a remedy to Buyer by Seller’s affirmative acts or intentional omissions, Buyer will be entitled to pursue all rights and remedies available at law or in equity.
(c)    Terminate this Agreement by notice to Seller to that effect, in which event the parties hereto shall have no further obligations hereunder, except those which survive termination hereof, and to (1) recover the full amount of the Deposit (less the

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Independent Contract Consideration), and (2) receive reimbursement from Seller of Buyer’s actually incurred out-of-pocket costs paid to third parties, for which invoices shall be provided by Buyer prior to payment being required from Seller, in conjunction with this Agreement in an amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00).
6.2.2    If Seller is in default under this Agreement following the Closing Date, including a breach of any representations and warranties set forth in Section 4.1 hereof, then Buyer’s sole and exclusive remedies shall be to obtain the Escrow Funds (as defined in the Post-Closing Escrow Agreement) and pursue Seller for an additional amount up to One Hundred Thousand and No/100 Dollars ($100,000.00), with such additional amount being in addition to the amount of the Escrow Funds..
6.2.3    Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce any of its remedies under this Agreement.

ARTICLE VII.
CASUALTY DAMAGE OR CONDEMNATION
7.1    Casualty. If the Property is damaged by casualty prior to the Closing and either (i) the casualty is insured (subject to the applicable deductible) and results in loss or damage in an amount valued greater than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00); (ii) the casualty is uninsured and results in loss or damage in an amount valued greater than Twenty Five Thousand and No/100 Dollars ($25,000.00); or (iii) the nature of such casualty results in a circumstance whereby a Major Tenant under the Tenant Leases gives notice of termination under its Tenant Lease, then Buyer, in its sole and absolute discretion, may elect either to:
(a)    acquire the Property as is (without reduction in the Purchase Price), plus an assignment from Seller without recourse or credit of any insurance proceeds payable by virtue of such loss or damage (including, without limitation, any business or rental interruption proceeds) plus a credit for any deductible under said policy if the casualty is insured. If the casualty is uninsured, Buyer shall receive a credit for the uninsured loss in an amount up to Twenty Five Thousand and No/100 Dollars ($25,000.00); or
(b)    terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit (less the Independent Contract Consideration) shall be promptly returned to Buyer.
Such right must be exercised within ninety (90) days from earlier of the date Seller provides Buyer with notice of the loss of the event giving rise to such right or the date of Buyer’s knowledge of the casualty. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.
7.2    Condemnation. In the event that a condemnation proceeding shall be initiated against any portion of the Real Property prior to the Closing, then Buyer, in Buyer’s sole and absolute discretion, may elect either to:

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(a)    terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit (less the Independent Contract Consideration) shall be promptly returned to Buyer; or
(b)    acquire the Property as is (without reduction in the Purchase Price).
In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(b) unless, within ninety (90) days from the earlier of written notice of the condemnation or Buyer’s knowledge thereof, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 7.2(a).

ARTICLE VIII.
REAL ESTATE COMMISSION
Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees, other than a commission payable by Seller to CBRE, Inc. (“Broker”) are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. At Closing, Seller shall pay all commissions and fees owed to Broker pursuant to a separate agreement with Broker. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorneys’ fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE IX.
MISCELLANEOUS
9.1    Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. Any and all exhibits and/or schedules attached hereto are a part of this Agreement and are incorporated herein by reference. The parties acknowledge and agree that there are no third party beneficiaries of this Agreement other than Seller’s Indemnified Parties and Buyer’s Indemnified Parties.
9.2    Binding on Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
9.3    Assignment by Buyer. Buyer may assign its rights under this Agreement to any entity affiliated with, controlled by, or under common control with Buyer without seeking or obtaining Seller’s consent., so long as: (i) the assignment is made in writing at least three (3) business days before Closing; and (ii) Seller receives written notice of such assignment and

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documentation that Seller may reasonably require to confirm the satisfaction of the conditions hereinabove described at least three (3) business days before Closing. Such assignee will execute an instrument whereby such assignee assumes the obligations of Buyer under this Agreement. No assignment by Buyer shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, that if Closing occurs the assignor (but not the assignee) shall thereupon be relieved of all the assignor’s obligations arising under this Agreement before, on and after Closing.
9.4    Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
9.5    Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Kansas without regard to the principles of conflicts of law.
9.6    Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts.
All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.
9.7    Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 9.7. All notices shall be in writing and shall be delivered: (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received: (1) if by courier, upon delivery or refusal of same; (2) if by Federal Express or other nationally recognized overnight delivery service, the Business Day following deposit; (3) if by facsimile, upon confirmation of transmission; and (4) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a Business Day shall be deemed received on the next Business Day. Notices shall be given to the following addresses:

If to Seller:	Wichita MOB Fund I LLC
4706 Broadway Street, Suite 240
Kansas City, Missouri 64112
Attention: Dan Carr
Telephone: 816-285-9553
Facsimile: 816-285-9544
E-mail: dcarr@usfpco.com

And with copies to:	CBC Real Estate Group
4706 Broadway Street, Suite 240

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Kansas City, Missouri 64112
Attention: Mike Belew
Telephone: (816) 285-9550
Facsimile: (816) 285-9544
E-mail: mbelew@cbcrealestategroup.com
Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, Missouri 64112
Attention: Daniel T. Murphy
Telephone: (816) 374-0550
Facsimile: (816) 817-0241
E-mail: dmurphy@polsinelli.com

If to Buyer:	℅ Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Attention: Danny Prosky
Telephone: (949) 270-9201
Facsimile: (949) 474-0442
E-mail: dprosky@ahinvestors.com

And with a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attention: David P. Lari, Esq.
Telephone: (310) 284-2292
Facsimile: (310) 284-2100
E-mail: dlari@coxcastle.com
Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
9.8    Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

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9.9    IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
9.10    Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Central Time.
9.11    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.
9.12    Survival of Provisions after Closing. Any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date.
9.13    Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
9.14    Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
9.15    Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Kansas.
9.16    Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.
9.17    Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that,

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consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
9.18    Exclusivity. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.
9.19    Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.
9.20    Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.
9.21    REIT Status. Seller acknowledges that GRIFFIN AMERICAN HEALTHCARE REIT III is a real estate investment trust (“REIT”). Seller further acknowledges that as a REIT, GRIFFIN AMERICAN HEALTHCARE REIT III is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report

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or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Seller further agrees that it shall fully cooperate with Buyer in complying with any and all laws, regulations, ordinances, requirements and restrictions in maintaining its status as a REIT. Seller agrees and acknowledges that Buyer shall have the right to include a copy of this Agreement as an exhibit to the Form 8-K filing with the Securities and Exchange Commission. The provisions of this Section 9.21 shall survive the Closing.
9.22    Non-Solicitation. For the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller covenants and agrees that it shall not, nor shall it permit any of its Affiliates, or their successors and assigns, directly or indirectly, to call on or solicit any Tenant of the Property for the purpose of leasing space to such Tenant at another property owned, managed, operated or otherwise controlled by Seller or its Affiliates. For the purposes of this Section 9.22, the term (a) “Affiliate” means any corporation, limited liability company, partnership, joint venture or other entity, regardless of how organized or identified, which is directly or indirectly controlled by Seller, and (b) “control” means, when used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
9.23    Board Approval. Notwithstanding anything to the contrary contained in this Agreement, Buyer’s obligation to purchase the Property is conditioned upon the approval by the Board of Directors of Griffin-American Healthcare REIT III, Inc. (the “Board”) prior to expiration of the Due Diligence Period, which approval may be given or denied in the Board’s sole and absolute discretion. In the event such approval is not given, this Agreement shall terminate, the Deposit (less the Independent Contract Consideration) shall be returned to Buyer without any further action required from either Party, and Seller and Buyer shall thereupon be discharged from any further liability to the other arising from this Agreement (except with respect to provisions of this Agreement which recite that they survive termination).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
SELLER:
WICHITA MOB FUND I LLC,
a Delaware limited liability company
By: /s/ Daniel Carr
Name: Daniel Carr
Its: Member

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BUYER:
GAHC3 WICHITA KS MOB, LLC,
a Delaware limited liability company

By:      Griffin-American Healthcare REIT III
Holdings, LP, a Delaware limited
partnership
Its:       Sole Member

By:	Griffin-American Healthcare REIT
III, Inc.,
a Maryland corporation
Its:       General Partner
By: /s/ Danny Prosky
Name: Danny Prosky
Its: President and Chief Operating Officer

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CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED: July 25, 2014	FIRST AMERICAN TITLE
INSURANCE COMPANY
By: /s/ Brian S. Serikaku
Name: Brian S. Serikaku
Its: Escrow Officer

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